Exhibit 99.1

CONTACT:	John McNamara
Director - Investor Relations
StoneMor Partners L.P.
(215) 826-2945

STONEMOR PARTNERS L.P. SECURES AMENDMENT AND WAIVER

TO EXTEND DATE OF FILING FORM 10-K

TREVOSE, PA – Aug 17, 2017 — StoneMor Partners L.P. (NYSE: STON) (“StoneMor” or the “Partnership”) today announced that it has received a waiver and amendment from its lenders which extends the date by which the Partnership must file its 2016 Annual Report on Form 10-K to September 15, 2017. The Partnership remains obligated to file its Form 10-Q Report for the Quarter ended March 31, 2017 (the “First Quarter 10-Q”) within 45 days after the 2016 Form 10-K is filed, and its Form 10-Q Report for the Quarter ended March 31, 2017 within 45 days following the filing of the First Quarter 10-Q, but now must file that report no later than December 15, 2017. In addition, the lenders clarified that the Partnership is entitled to add back extraordinary, unusual or non-recurring losses, charges or expenses in calculating consolidated EBITDA for the first two quarters of 2017 for purposes of various financial covenants, subject to a limit of $14.3 million for the period ended June 30, 2017, and agreed to waive certain technical defaults that arose or may have arisen with respect to the second quarter of 2017. The Partnership intends to seek further clarification from its lenders with respect to these adjustments for periods after the second quarter of 2017.

Paul Grady, StoneMor’s President and CEO commented, “We regret the need to extend further the date for filing our Form 10-K, and we share the frustration of our unitholders. However, to ensure the completeness and adequacy of the review, additional time is needed. This will, by necessity, also delay the filing of our First Quarter 10-Q beyond our previously announced target of September 21, 2017. We appreciate the continued support from our bankers through this delay, and we will continue to update our unitholders with information as quickly as we can.”

The Partnership reiterated that following the filing of its Form 10-K, it expects to issue preliminary financial information for the 2017 second quarter as soon as practical, and host an investor conference call in conjunction with the release of that preliminary information. The Partnership also announced that it would continue to delay the determination of its unitholder distribution for the second quarter until after it files its Form 10-K and the Board of Directors and management of the General Partner have had an opportunity to review preliminary second quarter financial information.

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About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 316 cemeteries and 98 funeral homes in 27 states and Puerto Rico.

StoneMor is the only publicly traded death care company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the completion of the review of StoneMor’s consolidated financial statements, expected timing of filings, unitholder distribution determination and investor call and further discussions with the Partnership’s lenders, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause actual results to differ materially from the results stated or implied in this press release. StoneMor’s major risks are related to uncertainties associated with the cash flow from pre-need and at-need sales, trusts and financings, which may impact StoneMor’s ability to meet its financial projections, service its debt, pay distributions, and increase its distributions, as well as with StoneMor’s ability to maintain an effective system of internal control over financial reporting and disclosure controls and procedures.

StoneMor’s additional risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: the difficulty of predicting the timing of the completion of the restatement of its consolidated financial statements, its impact on the Partnership’s financial results and the timing of the related filings; additional information arising from the Partnership’s continuing analysis and review of its historical recognition of revenue and its prior financial statements and the performance of additional work in this regard, as well as the review and audit by the Partnership’s registered independent public accounting firm of the Partnership’s prior financial statements; the consequences of the Partnership’s delinquent filing of the Form 10-K and subsequent required reports, including that the U.S. Securities and Exchange Commission could institute an administrative proceeding seeking the revocation of the registration of the Partnership’s common units under the Exchange Act, and that the Partnership is delinquent in its required filings with the New York Stock Exchange (“NYSE”) and could ultimately face the possible delisting of its common units from the NYSE; the existence of a default under the indenture governing its senior notes if the Form 10-K and any other delinquent report are not filed within 120 days after notice from the trustee under the indenture; the Partnership’s ability to obtain further clarification from the lenders under its revolving credit agreement with respect to the calculation of certain financial covenants in future periods and the Partnership’s ability to obtain relief from its creditors under the indenture governing its senior notes, the terms on which such relief might be granted and any restrictions that might be imposed in connection with any relief that might be obtained.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K and the other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

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